                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT (this "AGREEMENT"), dated as of April 8, 1996 by and among NOISE CANCELLATION TECHNOLOGIES, INC., a Delaware corporation, with headquarters located at 1025 West Nursery Road, Linthicum, Maryland 21090 (the "COMPANY"), and each of the purchasers set forth on the signature page hereto (the "BUYERS").

     WHEREAS:

     A. The Company and each Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) under the Securities Act of 1933, as amended (the "1933 ACT");

     B. The Buyers wish to purchase, in the amounts and upon the terms and conditions stated in this Agreement, (i) an aggregate of one million (1,000,000) shares of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Company; and (ii) secured convertible term notes in the form attached hereto or EXHIBIT "A-1" (the "NOTES") in the aggregate principal amount of One Million Two Hundred Thousand Dollars ($1,2000,000) which are convertible into shares of Common Stock upon the terms and subject to the conditions set forth in such Notes; and


     C. The Company wishes to grant to the Buyers an option to purchase additional shares of Common Stock for an aggregate purchase price of up to Three Million Four Hundred Fifty Thousand Dollars ($3,450,000) upon the terms and subject to the conditions set forth herein.

     D. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as EXHIBIT "A-2" (the "REGISTRATION RIGHTS AGREEMENT"), pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws;

     NOW THEREFORE, the Company and the Buyers hereby agree as follows:

1.   PURCHASE AND SALE OF SECURITIES; GRANT OF OPTION.

     a. PURCHASE OF COMMON STOCK AND NOTES. On the First Closing Date (as defined herein) subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 6 and Section 7 hereof, the Company shall issue and sell to each Buyer and each Buyer shall purchase from the Company (i) such number of shares of Common Stock as is set forth next to such Buyer's name on
SCHEDULE 1 attached hereto, at a price per share equal to $0.35 per share of Common Stock, for the aggregate purchase price set forth next to such Buyer's name on SCHEDULE 1 and (ii) such aggregate principal amount of Notes set forth next to such Buyer's name on SCHEDULE 1 for a purchase price equal to such aggregate principal amount. The closing date of the purchase of the Common Stock and the Notes pursuant to this Section 1(a) (the "FIRST CLOSING") is hereinafter referred to as the "FIRST CLOSING DATE."

     b.     OPTION TO ACQUIRE ADDITIONAL COMMON STOCK.

       (i) At any time, and from time to time, during the period beginning on the effective date of the Amendment (as defined in Section 4(k) hereof) and ending thirty (30) days thereafter, the Buyers shall have the right (the "OPTION"), exercisable in whole or in part by delivering written notice to the Company, to purchase, at a purchase price per share equal to the "Per Share Option Price" (as defined below), up to such number of shares of the Company's Common Stock as is equal to the quotient obtained by dividing (x) the Option Exercise Price set forth next to such Buyer's name on SCHEDULE 1 attached hereto by (y) the Per Share Option Price. The date of the purchase of any Common Stock upon exercise of the Option (each an "OPTION CLOSING") is hereinafter referred to as an "OPTION CLOSING DATE" and, collectively with the First Closing Date, as the "CLOSING DATES." The date the Company receives written notice of Buyer's election to exercise is hereinafter referred to as an "Exercise Date."

      (ii) The Per Share Option Price shall mean a price per share equal to the lesser of (i) the Fixed Exercise Price (as defined below) and (ii) fifty percent (50%) of the average of the closing bid prices for the Common Stock on the NASDAQ National Market or on the principal securities exchange or other securities market on which the Common Stock is then traded, for the five (5) consecutive trading days ending one (1) trading day prior to the Exercise Date. The Fixed Exercise Price shall initially be $0.35. In the event that the Company shall, at any time or from time to time after the date of this Agreement and prior to the exercise in full of the Option, issue or sell shares of Common Stock or any securities exercisable for, convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") for a consideration per share (the "NEW PRICE") less than the Fixed Exercise Price then in effect, other than in an Excluded Issuance (as hereinafter defined), then the Fixed Exercise Price shall on and after the date of issuance of such Common Stock or Convertible Securities be reduced to an amount which equals the New Price. The Per Share Option Price and Fixed Exercise Price shall be subject to equitable adjustments for stock splits, stock dividends, combinations, reclassifications and similar events. The Company shall promptly notify each Holder of any adjustment (and events that require an adjustment) to the Per Share Option Price or the Fixed Exercise Price pursuant to this Section 1(b)(ii).

     c.   FORM OF PAYMENT.

       (i) On the First Closing Date, (A) each Buyer shall pay the purchase price (the "PURCHASE PRICE") for the Common Stock and Note to be issued and sold to it by wire transfer to the Company, in accordance with the Company's written wiring instructions, against delivery of (I) in the case of Common Stock, a duly executed certificate representing such number of fully paid and nonassessable shares of Common Stock as are being so purchased and (II) in the case of the Note, the duly executed Note in the principal amount of the Note being so purchased and (B) the Company shall simultaneously deliver such Common Stock and/or Note, duly executed on behalf of the Company, to the Buyer, against delivery of such Purchase Price.

      (ii) On each Option Closing Date, (A) the applicable Buyer shall pay the portion of the Option Exercise Price payable for the shares of Common Stock in respect of which it has exercised the Option (I) by wire transfer to the Company, in accordance with the Company's written wiring instructions and/or
(II) delivery to the Company for cancellation of all or any portion of the Notes held by such Buyer (to the extent, and only to the extent, the Company has not exercised its right to force conversion thereof pursuant to Section 2.7 of the Notes), against delivery of such number of fully paid and nonassessable shares of Common Stock as are being so purchased and (B) the Company shall simultaneously deliver such Common Stock to the Buyer against delivery of the Option Exercise Price.

     d. CLOSING DATES. Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 6 and Section 7 below, the date and time of the First Closing shall be 12:00 noon Eastern Standard Time on April 10, 1996 and the date and time of each Option Closing shall be 12:00 noon Eastern Standard Time on the third business day following the exercise of the Option in accordance with Section 1(b) above, (subject, in each case, to a two (2) business day grace period at either party's option), or, in each case, such other mutually agreed upon time. The closings shall occur on the Closing Dates at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, 1401 Walnut Street, Philadelphia, Pennsylvania 19102.

2.   BUYER'S REPRESENTATIONS AND WARRANTIES

          Each Buyer severally represents and warrants to the Company that:

     a. INVESTMENT PURPOSE. The Buyer is purchasing the Common Stock issuable at the First Closing (the "COMMON SHARES"), the Notes, the shares of Common Stock issuable upon conversion of the Notes (the "NOTE SHARES") and the shares of Common Stock issuable upon exercise of the Option (the "OPTION SHARES") (collectively, the "SECURITIES") for its own account for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered under the 1933 Act.

     b. ACCREDITED INVESTOR STATUS. The Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

     c. RELIANCE ON EXEMPTIONS. The Buyer understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

     d. INFORMATION. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer or its advisors. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by the Buyer shall modify, amend or affect the Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. The Buyer understands that its investment in the Securities involves a high degree of risk.

     e. GOVERNMENTAL REVIEW. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

     f. TRANSFER OR RESALE. The Buyer understands that (i) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be transferred unless (a) subsequently registered thereunder, or (b) the Buyer shall have delivered to the Company an opinion of counsel in form, substance and scope reasonably satisfactory to the Company to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (c) sold pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule); (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement).

     g. LEGENDS. The Buyer understands that the Notes and, until such time as the Common Shares, Note Shares and Option Shares have been registered under the 1933 Act, as contemplated by the Registration Rights Agreement, the certificates for the Common Shares, Note Shares and Option Shares, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

     The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by state securities laws, (a) the sale of such Security is registered under the 1933 Act, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act or (c) such holder provides the Company with reasonable assurances that such Security can be sold pursuant to Rule 144 under the 1933 Act (or a successor rule thereto) without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. The Buyer agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable securities law, including without limitation, in the case of Securities sold in reliance upon a registration statement under the 1933 Act, compliance with the prospectus delivery requirements under the 1933 Act.

     h. AUTHORIZATION; ENFORCEMENT. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms.

     i.   RESIDENCY. The residency of such Buyer is set forth under its name of
Schedule 1.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to each Buyer that:

     a. ORGANIZATION AND QUALIFICATION. Each of the Company and each of its subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any material adverse effect on the operations, properties financial condition or prospects of the Company and its subsidiaries taken as a whole or on the transactions contemplated hereby.

     b. AUTHORIZATION; ENFORCEMENT. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Notes and the Security Agreement securing the Company's obligations under the Notes (the "SECURITY AGREEMENT") and to issue the Securities, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement, the Security Agreement and the Notes by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation the issuance of the Common Shares and the Notes, and the issuance and reservation for issuance of the Note Shares and Option Shares issuable upon conversion of the Notes or exercise of the Option, as applicable) have been duly authorized by the Company's Board of Directors and, except for the approval of the Amendment by the Company's stockholders, no further consent or authorization of the Company, its Board or Directors, or its stockholders is required, (iii) this Agreement has been duly executed and delivered by the Company, and (iv) this Agreement constitutes, and upon execution and delivery by the Company of the Registration Rights Agreement, the Security Agreement and the Notes, each of such instruments will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     c. CAPITALIZATION. As of the effective date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock of which 94,857,074 shares are issued and outstanding, 2,100,673 shares are reserved for issuance pursuant to options granted under and outside of the Company's stock option plans, and 1,613,791 shares are reserved for issuance pursuant to warrants and other securities exercisable or exchangeable for or convertible into shares of Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.10 per share, none of which are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances. Except as disclosed in SCHEDULE 3(C), as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exercisable for or convertible or exchangeable into, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement). The Company has furnished to the Buyer true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof ("CERTIFICATE OF INCORPORATION") and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"). The Company shall provide the Buyer with a written update of this representation signed by the Company's Chief Executive or Chief Financial Officer on behalf of the Company as of each Closing Date.

     d. ISSUANCE OF SHARES. The Common Shares are, and upon the effective date of the Amendment, the Note Shares and Option Shares will be, duly authorized and, upon issuance in accordance with the terms of this Agreement, the Notes and the Option, as applicable, such Shares shall be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof.

     e. NO CONFLICTS. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Security Agreement and the Notes by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Common Shares and, after the effective date of the Amendment, the issuance and reservation for issuance of the Note Shares and Option Shares) will not (i) result in a violation of the Certificate of Incorporation or By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The businesses of the Company and its subsidiaries are not being conducted, and shall not be conducted, so long as the Buyers' own any of the Securities, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement, the Security Agreement and/or the Notes in accordance with the terms hereof or thereof.

     f. SEC DOCUMENTS, FINANCIAL STATEMENTS. Since December 31, 1994, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act of 1934, as amended (the "1934 ACT") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the "SEC DOCUMENTS"). The Company has delivered to the Buyer true and complete copies of the SEC Documents, except for such exhibits, schedules and incorporated documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC documents, the Company has no liabilities, contingent or otherwise, other than
(i) liabilities incurred in the ordinary course of business subsequent to December 31, 1995 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

     g. ABSENCE OF CERTAIN CHANGES. Since December 31, 1995 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company (other than a greater than expected deterioration in working capital).

     h. ABSENCE OF LITIGATION. Other than as set forth on Schedule 3(h), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries.

     i. DISCLOSURE. All information relating to or concerning the Company set forth in this Agreement and provided to the Buyer pursuant to Section 2(d) hereof is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they are or were made, not misleading.

     j. ABSENCE OF EVENTS OF DEFAULT. No Event of Default, as defined in the Notes, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default, has occurred and is continuing.

     k. ACKNOWLEDGMENT REGARDING BUYERS' PURCHASE OF SECURITIES. The Company acknowledges and agrees that the Buyers are acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Buyers are not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Buyers or any of their respective affiliates, representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Buyers' purchase of the Common Stock, the Notes and the Options. The Company further represents to the Buyers that its decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

4.   COVENANTS.

     a. BEST EFFORTS. The parties shall use their best efforts timely to satisfy each of the conditions described in Section 6 and 7 of this Agreement.

     b. BLUE SKY LAWS. The Company shall, on or before each Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Buyers at the applicable closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to such Closing Date.

     c. REPORTING STATUS. So long as the Buyers beneficially owns any of the Securities, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

     d. USE OF PROCEEDS. The Company shall not use the proceeds from the sale of the Securities for anything other than the Company's internal working capital purposes and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person.

     e. ADDITIONAL EQUITY CAPITAL; RIGHT OF FIRST REFUSAL. The Company agrees that, during the period beginning on the date hereof and ending on the earlier of (i) the 180th day following the First Closing Date and (ii) solely in the event the Option is not exercised, the Option Termination Date, the Company will not, without the prior written consent of the Buyers, negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) in any form ("FUTURE OFFERINGS"). The Company will not conduct any Future Offering (as defined below) during the period beginning on the date hereof and ending 360 days after the First Closing Date unless it shall have first delivered to each Buyer, at least five (5) business days prior to the closing of such Future Offering, written notice describing the proposed Future Offering, including the terms and conditions thereof, and providing each Buyer an option during such five (5) day period to purchase such portion of the securities being offered in the Future Offering on the same terms as contemplated by such Future Offering (the limitations referred to in this and the immediately preceding sentence are collectively referred to as the "CAPITAL RAISING LIMITATION") as (i) the aggregate number of shares of Common Stock then owned by such Buyer (calculated on a fully diluted basis after giving effect to the exercise and conversion of all securities exercisable for or convertible into shares of Common Stock) bears to (ii) the aggregate number of shares of Common Stock then outstanding (including shares of Common Stock issuable pursuant to outstanding derivative securities at an exercise price or conversion price which is less than or equal to the average closing bid prices of the Common Stock on NASDAQ or on the principal securities exchange or other securities market on which the Common Stock is then traded for the five (5) consecutive trading days immediately preceding the date the Company provides the notice to such Buyer under this sentence); provided that if any securities are issued for other than cash, Buyers may pay the purchase price for such securities in cash in an amount equal to the fair market value of such noncash consideration. The Capital Raising Limitation shall not apply to any transaction involving issuances of securities in connection with a merger, consolidation or sale of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the payment for services (including rent) the acquisition of a business, product or license by the Company (so long as the securities so issued are not issued at a discount of greater than ten percent (10%) to their fair market value) or exercise of options by employees, consultants or directors. The Capital Raising Limitation also shall not apply to the issuance of securities (i) pursuant to an underwritten public offering, (ii) by a subsidiary of the Company or (iii) upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof or to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan.

     f. EXPENSES. The Company shall pay all expenses incurred by the Buyers in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other agreements to be executed in connection herewith, including, without limitation, Buyers' attorneys' fees and expenses. The Company's obligation to pay Buyers' expenses under this Section 4(f) shall be limited to Fifteen Thousand Dollars ($15,000).

     g. FINANCIAL INFORMATION. The Company agrees to send the following reports to each Buyer until such Buyer transfers, assigns, or sells all of the
Securities: (i) within five (5) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K; and (ii) within one (1) day after release, copies of all press releases issued by the Company or any of its subsidiaries.

     h. RESERVATION OF SHARES. The Company shall at all times after the effective date of the Amendment have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full conversion of the Notes and issuance of the Note Shares in connection therewith and the full exercise of the Option and the issuance of the Option Shares in connection therewith (based on the Conversion Price as in effect from time to time). The Company shall not reduce the number of shares reserved for issuance upon conversion of the Notes and the exercise of the Option without the consent of each of the Buyers, which consent will not be unreasonably withheld.

     i. LISTING. The Company shall as promptly as practicable after the First Closing secure the listing of the Common Shares, Note Shares and Option Shares, and shall promptly after the issuance of any Common Stock pursuant to Section 4(l) hereof secure the listing of such Common Stock, upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of the Common Shares, all Note Shares from time to time issuable upon conversion of the Notes, all Option Shares issuable upon exercise of the Option and all Common Stock issuable pursuant to Section 4(l) hereof.

     j. CORPORATE EXISTENCE. Until the later of (i) the earlier of maturity and repayment of all of the Notes or the earlier conversion in full of all of the Notes and (ii) the expiration or earlier exercise in full of the Option, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction (x) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (y) is a publicly traded corporation whose Common Stock is listed for trading on the NASDAQ National Market ("NASDAQ") or another national securities exchange or automated quotation system.

     k. AMENDMENT TO CERTIFICATE OF INCORPORATION. The Company shall use its best efforts to amend, as soon as practicable after the First Closing (and in any event no later than August 15, 1996), the Company's Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue to at least such amount as will allow the reservation for issuance and issuance of the full number of shares of Common Stock issuable upon conversion of the Notes and the exercise of the Option (the "AMENDMENT). In that regard, the Company shall present to its stockholders a proposal to approve the Amendment at its next annual meeting of stockholders or a special meeting of stockholders called for such purpose and shall prepare proxy materials with respect thereto which contain the recommendation of the Company's Board of Directors for the approval of the Amendment and which comply, in all material respects, with the proxy rules promulgated pursuant to the 1934 Act. Subject in all events to Section 4(e) above, the Company shall not issue or reserve for issuance (or enter into any agreement to issue or reserve for issuance) any shares of Common Stock authorized for issuance after the date hereof unless its obligations to issue shares pursuant to the Notes and Option have been satisfied in full or unless such issuance or reservation for issuance will not affect the Company's ability to satisfy such obligations.

     l.   ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO PREVENT DILUTION.

       (i) In the event that the Company shall, at any time or from time to time after the effective date of this Agreement and prior to December 31, 1997, issue or sell shares of Common Stock or any Convertible Securities for a New Price less than such Buyer's Average Purchase Price (as defined below), other than in an Excluded Issuance (as defined below), then the Company shall upon the date of issuance of such Common Stock or Convertible Securities issue to each Buyer for the consideration per share set forth in subsection (iii) of this
Section 4(l), a number of shares of Common Stock such that the aggregate number of shares of Common Stock held by such Buyer subsequent to such issuance shall be equal to the product of (A) the sum of the number of shares of Common Stock then held by such Buyer which were issued pursuant to this Agreement (including this Section 4(l)), plus the number of shares of Common Stock then held by such Buyer issued upon exercise of the Options and upon conversion of the Notes, multiplied by (B) a fraction (x) the numerator of which shall be equal to the Buyer's Average Purchase Price immediately prior to such issuance and (y) the denominator of which shall be the New Price.

      (ii) The following terms shall be the following meanings for purposes of this Section 4(l):

          (A) "EXCLUDED ISSUANCE" shall refer to any issuance of shares of Common Stock or Convertible Securities issued (x) upon exercise, conversion or exchange of any Convertible Securities outstanding on the effective date of this Agreement or (ii) in connection with any transaction described in the penultimate sentence of
               Section 4(e) above.

          (B) "BUYER'S AVERAGE PURCHASE PRICE" shall mean the quotient obtained by dividing (x) the aggregate consideration paid to the Company for the shares of Common Stock held by such Buyer which were issued pursuant to this Agreement at the First Closing, upon exercise of the Options and upon conversion of the Notes (based on the aggregate principal amount of Notes converted into such Common Stock in the case of any such shares issued upon conversion of Notes) by (y) the aggregate number of shares of Common Stock referred to in clause (x) of this definition.

          (C) "New Price" shall mean the Cash Consideration (or the fair market value of any non-cash consideration, determined in good faith by the Company's Board of Directors) per share of Common Stock received by the Company.

     (iii) The consideration per share to be paid by a Buyer for any shares of Common Stock issued to it pursuant to this Section 4(l) shall be equal to the lesser of (i) $0.01 per share or (ii) $100 divided by the aggregate number of shares being issued to such Buyer in connection with such issuance, in each case payable in cash to the Company.

5.   TRANSFER AGENT INSTRUCTIONS.

     The Company shall instruct its transfer agent to issue certificates, registered in the name of each Buyer or its nominee, for the Common Shares, Note Shares and Option Shares in such amounts as specified from time to time by such Buyer to the Company. Prior to registration of the resale of the Common Shares, the Note Shares and Option Shares under the 1933 Act, such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than such instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof, in the case of the Common Shares, Option Shares and Note Shares, prior to registration of such Common Shares, Option Shares and Note Shares under the 1933 Act, will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way any Buyer's obligation and agreement set forth in Section 2(g) hereof to comply with all applicable securities laws upon resale of the Securities. If a Buyer provides the Company with an opinion of counsel, reasonably satisfactory to the Company in form, substance and scope, that registration of the resale by such Buyer of any of the Securities is not required under the 1933 Act, the Company shall permit the transfer, and, in the case of the Common Shares, Note Shares and Option Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer.

6.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

     The obligation of the Company hereunder to issue and sell Securities at the First Closing and each Option Closing, as applicable, is subject to the satisfaction, at or before the Closing Date in respect of such closing, of each of the following conditions thereto, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

       (a) In the case of the First Closing, the parties shall have duly executed this Agreement, the Registration Rights Agreement and the Security Agreement, and delivered the same to each other.

       (b) The Buyer shall have delivered the Purchase Price in accordance with Section 1(c) above.

       (c) The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

       (d) In the case of each Option Closing, the Amendment shall be in full force and effect.

7.   CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

     The obligation of each Buyer hereunder to purchase Securities at the First Closing and each Option Closing, as applicable, is subject to the satisfaction, at or before the Closing Date in respect of such closing, of each of the following conditions thereto, provided that these conditions are for each Buyer's sole benefit and may be waived by a Buyer at any time in its sole discretion:

     (a) In the case of the First Closing, the parties shall have duly executed this Agreement, the Registration Rights Agreement and the Security Agreement, and delivered the same to each other and the Company shall have duly executed the Notes and delivered them to the Buyers in accordance with Section 1(c) above.

     (b) The Company shall have delivered duly executed certificates representing the Common Stock being so purchased to the Buyers in accordance with Section 1(c) above.

     (c) The Common Stock shall be authorized for quotation on NASDAQ, and trading in the Common Stock (or on NASDAQ generally) shall not have been suspended by the SEC or NASDAQ.

     (d) The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Buyers shall have received a certificate, executed by the chief executive officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyers.

     (e) The Buyers shall have received an opinion of the Company's counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyers and in substantially the same form as EXHIBIT "B" attached hereto.

     (f)  The Buyers shall have received the officer's certificate described in
Section 3(c) above, dated as of the Closing Date.

8.   GOVERNING LAW; MISCELLANEOUS.

     a. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Delaware without regard to the principles of
conflict of laws.   The parties hereto hereby submit to the exclusive
jurisdiction of the United States Federal Courts located in New York County in the State of New York with respect to any dispute arising under this Agreement or the transactions contemplated hereby.

     b. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

     c. HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     d. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     e. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any of the Buyers makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

     f. NOTICES. Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, in each case addressed to a party. The addresses for such communications shall be:

     If to the Company:

     NOISE CANCELLATION TECHNOLOGIES, INC.
     1025 West Nursery Road
     Linthicum, Maryland 21090
     Telecopy: (410) 636-5989
     Attention: Michael Parrella

     With a copy to:

     John B. Horton
     One Dock Street, Suite 300
     Stamford, CT  06902
     Telecopy: (203) 348-4106

     If to a Buyer, addressed to such Buyer at:

     c/o Kingdon Capital Management Corp.
     152 West 57th Street
     New York, NY 10019
     Telecopy:   (212) 582-2636
     Attention:  Michael Markbreiter

     With a copy to:

     Klehr, Harrison, Harvey, Branzburg & Ellers
     1401 Walnut Street
     Philadelphia, PA  19102
     Telecopy:  (215) 568-6603
     Attention:  Wayne D. Bloch, Esq.

Each party shall provide notice to the other party of any change in address.

     g. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, any

Buyer may assign its rights hereunder to any of its "affiliates," as that term is defined under the 1934 Act, without the consent of the Company.

     h. THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     i. SURVIVAL. The representations and warranties of the Company and the agreements and covenants set forth in Sections 4, 5 and 8 shall survive the closings. The Company agrees to indemnify and hold harmless the Buyer for loss or damage arising as a result of or related to any breach or alleged breach by the Company of any of its representations set forth in Section 3 hereof, including advancement of expenses as they are incurred.

     j. PUBLICITY. The Company and the Buyers shall have the right to approve before issuance any press releases, SEC or NASD filings, or any other public statements with respect to the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or SEC or NASD filings with respect to such transactions as is required by applicable law and regulations (although the Buyers shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof).

     k. FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     l. TERMINATION. In the event that the First Closing shall not have occurred on or before fifteen (15) business days from the date hereof, unless the parties agree otherwise, this Agreement shall terminate at the close of business on such date.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Buyers and the Company have caused this Agreement to be duly executed as of the date first above written.


NOISE CANCELLATION TECHNOLOGIES, INC.

By:
   -----------------------
Name:
     ---------------------
Its:
    ----------------------


BUYERS

KINGDON ASSOCIATES, L.P.
     By:  Kingdon Capital Management Corp.,
          its general partner

          By:
              ------------------------------
              Mark Kingdon
              President

KINGDON PARTNERS, L.P.
     By:  Kingdon Capital Management Corp.,
          its general partner

          By:
              ------------------------------
              Mark Kingdon
              President

M. KINGDON OFFSHORE NV
          By:  Kingdon Capital Management
               Corp., its investment advisor

          By:
              ------------------------------
               Mark Kingdon
               President

                                   SCHEDULE 1

                            ALLOCATION OF SECURITIES

                                                           PRINCIPAL    OPTION
                                               PURCHASE    AMOUNT OF   EXERCISE
           BUYER              COMMON SHARES      PRICE       NOTES       PRICE
           -----              -------------      -----       -----       -----

Kingdon Associates, L.P.         150,000     $ 52,500     $180,000    $517,500
Residence: New York

Kingdon Partners, L.P.           250,000       87,500      300,000     862,500
Residence: New York

M. Kingdon Offshore NV           600,000      210,000      720,000   2,070,000
Residence: Grand Cayman,         -------      -------      -------   ---------
Cayman Islands BWI

                               1,000,000     $350,000   $1,200,000  $3,450,000